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BDO Canada LLP
620, 903 - 8th Avenue SW
Calgary AB T2P 0P7 Canada

Consent of Independent Registered Public Accounting Firm

To the directors of
Dejour Energy Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 dated February 15, 2012 of Dejour Energy Inc. ("the Company") of our report dated March 29, 2011, except for Note 21 which is as of June 29, 2011 on the consolidated balance sheet of Dejour Energy Inc. as at December 31, 2010 and the related consolidated statements of operations and deficit, comprehensive loss and accumulated other comprehensive loss and cash flows for the year then ended, which report appears in the Company's annual report on Form 20-F for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

BDO Canada LLP
Chartered Accountants

Calgary, Alberta
February 15, 2012